DIAMANT ART CORPORATION

Consolidated Financial Statements

(Canadian Dollars)

November 30, 2007, 2006 and 2005

DIAMANT ART CORPORATION

Consolidated Financial Statements

INDEX

November 30, 2007, 2006 and 2005

PAGE

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS

Consolidated Balance Sheets - Statement I	2

Consolidated Statements of Loss - Statement II	3

Consolidated Statements of Shareholders’ Deficiency – Statement III	4

Consolidated Statements of Cash Flows – Statement IV	5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	6 - 19

INDEPENDENT AUDITORS’ REPORT

To the Directors and Shareholders of
DIAMANT ART CORPORATION

We have audited the consolidated balance sheets of DIAMANT ART CORPORATION as at November 30, 2007 and 2006 and the consolidated statements of loss, shareholders’ deficiency and cash flows for each of the years ended November 30, 2007, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2007 and 2006 and the results of its operations and cash flows for each of the years ended November 30, 2007, 2006 and 2005 in accordance with Canadian generally accepted accounting principles.

/s/ Danziger Hochman Partners LLP

Toronto, Ontario	Licensed Public Accountants
May 29, 2008

Comments by Auditors for U.S. Readers on Canada – United States Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the directors and shareholders dated May 29, 2008, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

/s/ Danziger Hochman Partners LLP

Toronto, Ontario	Licensed Public Accountants
May 29, 2008

Statement I

DIAMANT ART CORPORATION
Consolidated Balance Sheets
As at November 30, 2007 and 2006
(Canadian Dollars)

	2007	2006

CURRENT
Cash	$1,182	$20,917
Accounts receivable	10,149	6,635
Inventories (note 4)	-	69,000
Prepaid expenses and deposits	12,143	12,143
	23,474	108,695

PROPERTY AND EQUIPMENT (note 5)	4,616	5,770
	$28,090	$114,465

LIABILITIES
CURRENT
Accounts payable and accrued liabilities	$423,782	$451,038
Notes payable (note 6)	678,708	739,843
	1,102,490	1,190,881

SHAREHOLDERS’ DEFICIENCY
SHARE CAPITAL (note 8)
COMMON SHARES 2,138,110,914 (2006 – 910,610,914)	12,676,573	12,177,719
CLASS "C" COMMON SHARES 21,305,000; (2006 –
12,580,000)	524,146	763,000
ADVANCE SHARE SUBSCRIPTIONS (note 7)	48,834	-
	13,249,553	12,940,719
CONTRIBUTED SURPLUS	11,775,000	11,775,000
DEFICIT – Statement III	(26,098,953)	(25,792,135)
	(1,074,400)	(1,076,416)
	$28,090	$114,465

Description of business and going concern (note 1)
Commitments (note 10)
Subsequent events (note 14)

APPROVED ON BEHALF OF THE BOARD

/s/ Michel Van Hereweghe, Director	/s/ Simon Meredith, Director

The accompanying notes are an integral part of these financial statements

Statement II

DIAMANT ART CORPORATION
Consolidated Statements of Loss
For the Years Ended November 30, 2007, 2006 and 2005
(Canadian Dollars)

	2007	2006	2005

REVENUE	$340,748	$12,167	$31,932

COST OF GOODS SOLD	470,641	289,339	261,432

GROSS LOSS	(129,893)	(277,172)	(229,500)

Selling, general and administrative	250,528	227,448	223,218
Foreign exchange gain	(109,093)	(10,238)	(19,175)
Loan interest	34,335	35,979	40,955
Amortization	1,155	15,058	24,375

	176,925	268,247	269,373

NET LOSS AND NET COMPREHENSIVE LOSS
FOR THE YEAR	$(306,818)	$(545,419)	$(498,873)

NET LOSS PER COMMON SHARE	$(0.0002)	$(0.0008)	$(0.0029)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES	1,620,398,654	698,687,695	171,894,325

The accompanying notes are an integral part of these financial statements

Statement III

DIAMANT ART CORPORATION
Consolidated Statements of Shareholders’ Deficiency
For the Years Ended November 30, 2007, 2006 and 2005
(Canadian Dollars)

		Class "C"
	Common	Common	Contributed	Accumulated
	Shares	Shares	Surplus	Deficit

Balance, November 30, 2004	$10,595,219	$-	$11,775,000	$(24,747,843)

Issuance of Class "C" common shares	-	1,215,500	-	-
Conversion of Class "C" shares to common shares	1,215,500	(1,215,500)	-	-
Net loss	-	-	-	(498,873)

Balance, November 30, 2005	11,810,719	-	11,775,000	(25,246,716)

Issuance of Class "C" common shares		1,130,000	-
Conversion of Class "C" shares to common shares	367,000	(367,000)	-
Net loss	-	-	-	(545,419)

Balance, November 30, 2006	12,177,719	763,000	11,775,000	(25,792,135)

Issuance of Class "C" common shares		260,000	-
Conversion of Class "C" shares to common shares	498,854	(498,854)	-
Net loss	-	-	-	(306,818)

Balance, November 30, 2007	$12,676,573	$524,146	$11,775,000	$(26,098,953)

The accompanying notes are an integral part of these financial statements

Statement IV

DIAMANT ART CORPORATION
Consolidated Statements of Cash Flows
For the Years Ended November 30, 2007, 2006 and 2005
(Canadian Dollars)

	2007	2006	2005

OPERATING ACTIVITIES
Net loss for the year	$(306,818)	$(545,419)	$(498,873)
Adjustment for item not affecting cash
Amortization	1,155	15,058	24,375

	(305,663)	(530,361)	(474,498)
Changes in non-cash working capital components
Accounts receivable	(3,514)	20,101	(18,181)
Inventories	69,000	65,216	(99,242)
Prepaid expenses and deposits	-	(1,495)	(273)
Accounts payable, accrued liabilities and
notes payable	(88,392)	(14,718)	(128,299)

CASH (USED IN) OPERATING ACTIVITIES	(328,569)	(461,257)	(720,493)

FINANCING ACTIVITIES
Proceeds from advance share subscriptions	308,834	472,000	758,000

INVESTING ACTIVITIES
Purchase of property and equipment	-	-	(27,231)

NET INCREASE (DECREASE) IN CASH	(19,735)	10,743	10,276

CASH (INDEBTEDNESS), BEGINNING OF YEAR	20,917	10,174	(102)

CASH, END OF YEAR	$1,182	$20,917	$10,174

Other cash flow information:
Conversion of share subscription to capital stock	$260,000	$658,000	$475,500

The accompanying notes are an integral part of these financial statements

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

1.

DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN

Diamant Art Corporation (the "Company") was incorporated in Canada on June 24, 1986 under the Ontario Business Corporations Act. The Company operates three business segments as follows:

a)

The Company manufactures replications of oil paintings using a proprietary process, whereby the brush strokes and surface texture of the original paintings are reproduced by molding a plastic sheet and fusing it to a canvas backing. The replications are marketed as "Artagraphs" and have been sold through a variety of distribution channels. Currently, the Company is totally reliant on the efforts of third parties to market and sell the Artagraph product line. The production equipment utilized by the Company for the manufacture of Artagraphs requires significant refurbishment in order to fabricate product.

b)

Through its subsidiary, Bio-Plastics Inc., the Company is exploring sources of bio-degradable technology for plastic products. When Bio-Plastics Inc. locates a prospective source of such technology, it seeks to negotiate rights to commercialize the technology including the right to establish production agreements with third-party plastics manufacturers.

These consolidated financial statements have been prepared by management in accordance with Canadian Generally Accepted Accounting Policies and reflect the accounts of the Company and its wholly-owned subsidiaries, Diamant Film Inc. and Bio-Plastics Inc., which were incorporated in March 2004 and September 2006, respectively. All inter-company transactions and balances have been eliminated on consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis which presumes the realization of assets and discharge of obligations in the normal course of business as they come due. During 2007, the Company utilized $328,569 of cash in operations (2006 and 2005 - $461,257 and $720,493, respectively). At November 30, 2007, the Company reported a deficit of $26,098,953 and continues to expend cash amounts that exceed revenues. These conditions cast substantial doubt as to the ability of the Company to continue in business and meet its obligations as they come due.

The Company’s continuance as a going concern is dependent on the success of the efforts of its directors and principal shareholders in providing financial support in the short term, the success of the Company in raising additional long-term financing either from its own resources or from third parties, and the Company achieving profitable operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the going concern assumption was not appropriate.

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

2.

CHANGES IN ACCOUNTING POLICIES

Recently Adopted Pronouncements

General Standards of Financial Statement Presentation In June 2007, the CICA added paragraphs to Handbook Section 1400, General Standards of Financial Statement Presentation (‘Section 1400’) to include new requirements regarding an entity’s ability to continue as a going concern. The additions to Section 1400 apply to interim and annual financial statements relating to fiscal year beginning on or after January 1, 2008. Earlier adoption is encouraged. The adoption of this standard did not have a material effect on the Company's financial position and results of operations for any of the fiscal years presented.

Non-Monetary Transactions Effective January 1, 2006, the Company adopted CICA Handbook Section 3831, Non-monetary Transactions. This standard requires all non-monetary transactions to be measured at fair value unless they meet one of four very specific criteria. Commercial substance replaces culmination of the earnings process as the test for fair value measurement. A transaction has commercial substance if it causes an identifiable and measurable change in the economic circumstances of the entity. Commercial substance is a function of the cash flows expected by the reporting entity. The adoption of this standard did not have a material effect on the Company's financial position and results of operations for any of the fiscal years presented.

Cash Flow Statements In March 2007, the CICA amended Handbook Section 1540, Cash Flow Statements (‘Section 1540’). Paragraph 1540.55 was amended such that cash distributions on financial instruments classified as equity, and the distributions are determined in accordance with a contractual agreement or relevant constating documents, now require disclosure of the extent to which cash distributions are nondiscretionary. The adoption of this amended standard did not have a material effect on the Company's financial position and results of operations for any of the fiscal years presented.

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

2.

CHANGES IN ACCOUNTING POLICIES (continued)

Recently Adopted Pronouncements (continued)

Financial Instruments On December 1, 2006, the Company adopted CICA Handbook Sections 1530, Comprehensive Income (‘Section 1530’); Section 3251, Equity (‘Section 3251’); Section 3855, Financial Instruments - Recognition and Measurement (‘Section 3855’), Section 3861, Financial Instruments - Disclosure and Presentation (‘Section 3861’) and Section 3865, Hedges (‘Section 3865’).

Section 1530 establishes standards for reporting and presenting comprehensive income, which is the change in equity from transactions and other events during a period from non-owner sources. Other comprehensive income refers to items recognized in comprehensive income that are excluded from net income calculated in accordance with GAAP. The adoption of Section 1530 did not have a material effect on the Company’s financial position and results of operations for the fiscal years ended November 30, 2007 and 2006.

Section 3861 establishes standards for presentation of financial instruments and non-financial derivatives, and specifies the information that should be disclosed about them. Section 3865 describes when and how hedge accounting can be applied as well as the disclosure requirements. Hedge accounting enables the recording of gains, losses, revenues and expenses from derivative financial instruments in the same periods as those related to the hedged items. The adoption of Sections 3861, 3865 and 3251 did not have a material effect on the Company’s financial position and results of operations for the fiscal years ended November 30, 2007 and 2006.

Section 3855 defines the terms ‘financial instrument,’ ‘financial asset’ and ‘financial liability.’ Under Section 3855, financial assets must be classified into one of four categories: held-for-trading, held to-maturity, loans and receivables and available-for-sale; financial liabilities must be classified into one of two categories: held-for-trading and other financial liabilities. All derivative instruments, including those that are embedded in, but not closely related to, another contract must be classified as held-for-trading. All financial instruments, including derivatives, are measured at fair value except for loans and receivables, held-to-maturity investments and other financial liabilities, which are measured at amortized cost, using the effective interest method where applicable. Subsequent measurement and changes in fair value will depend on their initial classification, as follows: held-for-trading financial assets are measured at fair value and changes in fair value are recognized in net income; available-for-sale financial instruments are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts would be recorded in net earnings. Under the adoption of these new standards, the Company designated accounts receivable as loans and receivables, which are measured at amortized cost, and accounts payable and accrued liabilities and notes payable as other financial liabilities, which are measured at amortized cost. The adoption of these standards did not have a material effect on the Company's financial position and results of operations for any of the fiscal years presented.

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

2.

CHANGES IN ACCOUNTING POLICIES (continued)

Future Pronouncements

Inventories In June 2007, the CICA issued Handbook Section 3031 Inventories (‘Section 3031’). This section supersedes CICA Handbook Section 3030 Inventories, and is based on International Financial Reporting Standard IAS 2, ‘Inventories.’ The Section prescribes the accounting treatment for inventories and applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008. Earlier adoption is encouraged. The Company is currently evaluating the impact of this standard on its financial position, results of operations and cash flows. The Company does not anticipate that the application of Section 3031 will have a material impact on its financial position and results of operations.

Financial instruments – disclosures and presentation In December 2006, the CICA issued Handbook Section 3862, Financial Instruments – Disclosures, and Section 3863, Financial Instruments – Presentation. These two new sections replace Section 3861, Financial Instruments – Disclosure and Presentation, which was adopted by the Company in fiscal 2007. Section 3862 includes a complete set of disclosure requirements for financial instruments that revise and enhance the disclosure requirements in Section 3861. Section 3863 contains the standards for presentation of financial instruments and non-financial derivatives and is essentially consistent with the presentation requirements currently found in Section 3861. These two new sections apply to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. The Company does not anticipate that the application of these Sections will have a material impact on its financial position and results of operations.

Capital disclosures In December 2006, the CICA issued Handbook Section 1535, Capital Disclosures. This new guidance establishes standards for disclosing information about an entity’s capital and how it is managed. This section requires the disclosure of an entity’s objectives, policies and processes for managing capital and information regarding an entity’s compliance or non-compliance with any capital requirements. Section 1535 applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. This standard affects disclosure only.

Goodwill and intangible assets In January 2008, the CICA issued Handbook section 3064, Goodwill and Intangible Assets, which will replace Section 3062, Goodwill and Other Intangible Assets. The standard provides guidance on the recognition of intangible assets in accordance with the definition of an asset and the criteria for asset recognition as well as clarifying the application of the concept of matching revenues and expenses, whether these assets are separately acquired or internally developed. This standard will apply to the Company’s interim and annual financial statements beginning January 1, 2009. The Company has not yet determined what the impact of adopting this standard will have on the Company’s consolidated financial statements.

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)

Inventories

Inventories are valued at the lower of cost and market value. Cost is determined on a first-in, first-out basis. Periodically the Company evaluates its levels of its inventories for obsolescence and slow-moving products and, where appropriate, books an inventory loss-allowance to write-down its inventory book values to cover anticipated losses.

b)

Property and Equipment

Property and equipment are recorded at cost less provision for amortization and impairment where indicated. Amortization is provided over the useful lives of these assets calculated as follows:

Equipment, furniture and fixtures	20% declining basis
Website	50% straight line

During fiscal 2007, the Company determined that its production line cooling equipment was not in operating condition. All the Company’s production equipment had previously been fully depreciated.

c)

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar. Monetary assets and liabilities of the Company arising in foreign currencies are translated at exchange rates prevailing at the balance sheet date. All other assets, liabilities, revenues and expenses arising in foreign currencies are translated at the exchange rates prevailing at the dates of transactions. The resulting gains or losses on foreign exchange are included in the results of operations for the year.

d)

Taxes Payable

Income taxes are recorded using the liability method. Future income and deduction amounts arise due to temporary differences between the accounting and income tax bases of the Company’s assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in income tax rates is recognized in the period that includes the date of substantive enactment. Valuation allowances are provided to the extent that realization of such benefits is considered to be more unlikely than not.

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e)

Revenue Recognition

The Company recognizes revenue in accordance with Emerging Issues Committee Abstract 141, Revenue Recognition (‘EIC 141’), when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured.

f)

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates.

g)

Loss per Share

The Company follows Section 3500, Earnings per Share, of the CICA Handbook, which directs that the treasury stock method be used to calculate diluted earnings per share. Diluted earnings per share considers the dilutive impact of the exercise of outstanding stock options, warrants, conversion of preferred shares and the convertible debenture, as if the events had occurred at the beginning of the period or at a time of issuance, if later. Fully diluted loss per share has not been presented in the accompanying consolidated financial statements as the effect would be anti-dilutive.

h)

Impairment of Long-lived Assets

The Company has adopted the requirements of CICA Handbook Section 3063, Impairment of Long-lived Assets. Senior management periodically reviews the carrying value of its long-lived assets to consider whether there are any conditions that may indicate impairment. Where estimates of future cash flows are available, a reduction in the carrying value is recorded to the extent the net book value of the investment exceeds the estimated fair value which is normally the discounted value of future cash flows. Where estimates of future cash flows are not available and where other conditions suggest impairment, management will assess if carrying value can be recovered and will provide for impairment if so indicated, by reducing the carrying value of the property to its estimated fair value.

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

4.

INVENTORIES

Inventories comprise the following:

	2007	2006

Finished goods, non-PVC stretch film	-	$ 138,725
Obsolescence allowance	-	(69,725)
	-	$ 69,000

Effective November 30, 2006, the Company determined that its proprietary non-PVC plastic stretch film inventories that were primarily purchased in 2005 to provide initial samples and sales orders had surplus quantities. The Company recorded an obsolescence allowance of $69,725 which was equivalent to a 50% write-down and included all associated inventories of packaging materials.

At November 30, 2007, due to the uncertainty whether the Company can sell its proprietary non-PVC plastic stretch film in the normal course of business, the Company wrote off the remaining balance of $60,780 of finished goods and packaging inventories.

Currently the Company only purchases its bio-degradable plastic film from European sources on spot prices to fulfill guaranteed orders from its customers.

5.

PROPERTY AND EQUIPMENT

		2007		2006
		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value
Equipment, furniture and fixtures	$117,058	$112,442	$ 4,616	$ 5,770
Website	27,231	27,231	-	-
	$144,289	$139,673	$ 4,616	$ 5,770

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

6.

NOTES PAYABLE

The notes payable bear simple interest at 10% per annum and are secured by a general security agreement over all the assets of the Company.

As the Company has not made timely principal or interest payments, the notes are considered to be in default. Under the terms of the original security agreement, the notes payable shall, at the option of the lenders, become immediately due and payable without notice or demand.

	2007	2006

Principal	$ 315,000	$360,395
Accrued interest	363,708	379,448
	$ 678,708	$739,843

7.

ADVANCE SHARE SUBSCRIPTIONS

The Company accumulates advances of share subscriptions received under its Regulation "S" offerings until the subject offerings are closed. Under the subscription agreement terms, cash proceeds received are not subject to escrow pending receipt of any minimum proceeds. All cash received by the Company is immediately available for use by the Company. Any subscriptions advanced to the Company are reported as advance share subscriptions until such time as the Company closes off subscriptions and issues the shares.

Balance, November 30, 2005	$658,000
Advances	472,000
Issuance of Class "C" common shares	(1,130,000)
Balance, November 30, 2006	-
Advances	308,834
Issuance of Class "C" common shares	(260,000)
Balance, November 30, 2007	$48,834

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

8.

SHARE CAPITAL

a)

Authorized

  An unlimited number of Class "C" common shares, having 100 votes per share, with a noncumulative dividend right of $0.01 per share payable only in the event that the annual dividends required in respect of the senior shares of the Company (including its common shares) have been paid. Each Class "C" share is convertible at the option of the holder into 100 common shares of the Company. In the event of dissolution, these shares are entitled to receive the greater of $0.01 per share or the amount paid up thereon in priority to the common shares, but are not entitled to share in any further distributions.

  An unlimited number of common shares with no par value.

b)

Issued

Common shares

Outstanding shares at November 30, 2005	543,610,914
Share converted from Class "C" common shares	367,000,000
Outstanding shares at November 30, 2006	910,610,914
Share converted from Class "C" common shares	1,227,500,000
Outstanding shares at November 30, 2007	2,138,110,914

Class "C" common shares

Outstanding shares at November 30, 2005	-
Shares issued from treasury	16,250,000
Shares converted into common shares	(3,670,000)
Outstanding shares at November 30, 2006	12,580,000
Shares issued from treasury	21,000,000
Shares converted into common shares	(12,275,000)
Outstanding shares at November 30, 2007	21,305,000

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

8.

SHARE CAPITAL (continued)

On December 19, 2005 the Company closed a Regulation "S" offering, under which the Company had sold 5,000,000 restricted shares of Class "C" common stock. The consideration received by the Company for the sale of the shares was a total of $500,000, cash.

On February 23, 2006 the Company closed a second Regulation "S" offering, under which the Company had sold 3,000,000 restricted shares of Class "C" common shares. The consideration received for the sale of these shares was a total of $300,000, cash.

On November 30, 2006 the Company closed a third Regulation "S" offering, under which the Company had sold 8,250,000 restricted shares of Class "C" common shares. The consideration received for the sale of these shares was a total of $330,000, cash.

During the period ending November 30, 2006, shareholders of 3,670,000 Class "C" common shares converted their holdings into 367,000,000 common shares.

On March 26, 2007 the Company closed a Regulation "S" offering, under which the Company had sold 16,000,000 restricted shares of Class "C" common shares. The consideration received for the sale of these shares was a total of $160,000, cash.

On July 6, 2007 the Company closed a second Regulation "S" offering, under which the Company had sold 5,000,000 restricted shares of Class "C" common shares. The consideration received for the sale of these shares was a total of $100,000, cash.

During the period ending November 30, 2007, shareholders of 12,275,000 Class "C" common shares converted their holdings into 1,227,500,000 common shares.

9.

INCOME TAXES

The Company has tax non-capital loss carry-forwards of approximately $3,006,000. If unused, the tax losses will expire approximately as follows:

2008	482,000
2009	489,000
2010	286,000
2014	398,000
2015	499,000
2026	545,000
2027	307,000

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

9.

INCOME TAXES (continued)

The Company’s computation of income tax recoverable is as follows:

	2007	2006	2005
Loss before income taxes	$(306,818)	$(545,419)	$(498,873)
Statutory income tax rate	36.12%	36.12%	36.12%
Income tax recovery at statutory rate	(110,800)	(197,000)	(180,200)
Valuation allowance	110,800	197,000	180,200
Income tax expense	$-	$-	$-

Components of the Company’s net future income tax assets are:
Non capital losses ($3,006,000 @ 0.34% – 2007;	$992,000	$1,167,800	$1,002,800
36.12% – 2006 and 2005)
Valuation allowance	(992,000)	(1,167,800)	(1,002,800)
Net future income tax asset	$-	$-	$-

10.

COMMITMENTS

Under a long-term lease expiring January 31, 2009, the Company is obligated for minimum future lease payments, net of occupancy costs, for office, showroom and factory premises as follows:

Fiscal Year Ending	Amount
2008	$ 87,000
2009	14,600
$101,600

Effective March 31, 2008, the Company and the landlord mutually agreed to the early termination of the current lease. The Company placed equipment and inventories in storage pending relocation to new leased premises. The Company has executed an agreement to lease new premises effective June 1, 2008 on a 24-month term, with base rent of $23,100 per annum.

11.

COMPARATIVE FIGURES

Prior year figures have been reclassified, where necessary, to conform to the current financial statement presentation.

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

12.

FAIR VALUE OF FINANCIAL INSTRUMENTS

In management’s opinion, the carrying values of cash, accounts receivable and accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments. The carrying value of long-term debt approximates fair value as the interest rates on these instruments are similar to rates estimated to be currently available for instruments of similar terms and maturities.

Interest Rate Risk

The Company is exposed to interest rate risk arising from fluctuations in interest rates on any short-term investments. Management is of the opinion that the Company is not exposed to significant interest rate risks in respect of these instruments due to their short maturities.

Currency Risk

The Company is exposed to certain currency risks that the value of certain financial instruments will fluctuate due to changes in foreign exchange rates. The Company does not use forward or derivative instruments to mitigate the possible adverse effects of foreign exchange fluctuations.

13.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES

This reconciliation only covers measurement issues and not disclosure issues pursuant to the rules and regulations of the Securities and Exchange Commission.

The consolidated financial statements of the Company for the years ended November 30, 2007, 2006 and 2005 have been prepared in accordance with generally accepted accounting principles as applied in Canada ("Canadian GAAP"). In the following respects, generally accepted accounting principles as applied in the United States ("U.S. GAAP") differ from those applied in Canada.

The significant adjustments which would be required in a consolidated financial statement to comply with U.S. GAAP comprise the following: In prior years, issue costs of the shares following Canadian GAAP were treated as a reduction of capital. These principles differed from U.S. GAAP which permitted share issuance costs to be treated as an expense in the period.

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

13.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (continued)

The effect of these differences on the Company’s consolidated financial statements would be as follows:

Balance Sheets		2007	2006	2005

a)	Capital stock – Canadian GAAP	$13,249,553	$12,940,719	$11,810,719
	Share issue cost	2,041,543	2,041,543	2,041,543

	Capital stock – U.S. GAAP	$15,291,096	$14,982,262	$13,852,262

b)	Accumulated deficit – Canadian GAAP	$26,098,954	$25,792,135	$25,246,716
	Share issue cost	2,041,543	2,041,543	2,041,543

	Accumulated deficit – U.S. GAAP	$28,140,497	$27,833,678	$27,288,259

Contributed Surplus

There is a difference between U.S. GAAP and Canadian GAAP for contributed surplus with respect to terminology. Under U.S. GAAP, contributed surplus is called, "additional paid in capital."

Accounting for Future (Deferred) Income Taxes

The significant differences between U.S. GAAP and Canadian GAAP in the accounting for future income taxes relate to the treatment of proposed changes in income tax rates and terminology. Under Canadian GAAP, future income tax assets and liabilities are measured using substantively enacted tax rates and laws expected to apply when the differences between the accounting basis and tax basis of assets and liabilities reverse. Under U.S. GAAP, future income tax assets and liabilities are called deferred income tax assets and liabilities and are measured using only currently enacted tax rates and laws. As at November 30, 2007, 2006 and 2005, the difference in rate determination did not result in any adjustment from Canadian to U.S. GAAP since any deferred tax assets were not considered more likely than not to be realized. Accordingly, a full valuation allowance was recorded on such assets.

DIAMANT ART CORPORATION
Notes to the Consolidated Financial Statements
November 30, 2007, 2006 and 2005
(Canadian Dollars)

14.

SUBSEQUENT EVENTS

On January 3, 2008, the Company closed a Regulation "S" offering, under which the Company had sold 16,600,000 restricted shares of Class "C" common shares. The consideration received for the sale of these shares was a total of $83,000, cash.

On May 23, 2008, the Company closed a Regulation "S" offering, under which the Company had sold 30,000,000 restricted shares of Class "C" common shares. The consideration received for the sale of these shares was a total of $105,000, cash.

Subsequent to November 30, 2007, certain shareholders of Class "C" common shares converted 14,000,000 Class "C" common shares to 1,400,000,000 common shares.

15.

RELATED PARTY TRANSACTIONS

In November 1994, the Company entered into a five-year services agreement with The Merrick Group Limited ("Merrick"), a company beneficially owned by the president and chief operating officer. Under the terms of the contract, the President provides management services to the Company for up to 100 hours per month. The agreement has lapsed and services continue under a month-to-month basis. During the year ended November 30, 2007, the Company paid $13,500 (2006 - $39,000) to Merrick. At November 30, 2007, the Company owed Merrick $3,095 (2006 - $16,595). In addition the Company has accrued $25,000 for services from Merrick for the period December 2006 through May 2008.

The Company’s wholly-owned subsidiary, Diamant Film Inc., has a month-to-month agreement with Technopac 2000 Inc., a company beneficially owned by the president of Diamant Film Inc. Under the terms of the agreement, the president provides marketing services. During the year ended November 30, 2007, the subsidiary paid Technopac $Nil (2006 - $Nil; 2005 - $60,000). Approved out-of-pocket costs incurred by the president, relating to travel and marketing, are reimbursed by the subsidiary.

16.

SEGMENTED INFORMATION

The Company operates in three business segments as described in note 1. Sales revenues of the Company originate from the sale of Artagraphs of $12,550 and from the sales of Diamant Film of $54,578 and from sales of Bio-degradable film $273,620 (2006 - $9,803 and $2,364 and $Nil; 2005 - $31,932, $Nil and $Nil, respectively). All of the Company’s bio-degradable film sales in 2007 were made to two customers.

The Diamant Film and Bio-Plastic businesses are in the pre-marketing stage, providing samples to prospective customers in the wholesale food and packaging industries respectively. Total operating costs of Diamant Film, relating to marketing expenses and samples cost were approximately $156,000 (2006 - $163,000; 2005 - $190,000). Total operating costs of Bio-Plastic were approximately $269,000 (2006 - $Nil; 2005 $Nil).